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Exhibit 1.16

NOTICE OF CHANGE
TO
DIRECTORS' CIRCULAR

RECOMMENDING

REJECTION

OF THE REVISED AND EXTENDED OFFER

BY

GOLDEN STAR RESOURCES LTD.

TO PURCHASE ALL OF THE COMMON SHARES

OF

IAMGOLD CORPORATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS REJECT THE REVISED AND EXTENDED GOLDEN STAR OFFER AND NOT TENDER THEIR IAMGOLD COMMON SHARES

JULY 30, 2004

Notice to United States Shareholders

The offer to which this Notice of Change to Directors' Circular relates is made for the securities of a Canadian issuer and, while the offer is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under United States federal securities law may be affected adversely by the fact that IAMGold Corporation is a Canadian corporation, that some or all of its officers and directors are Canadian residents and that a majority or all of its assets are located outside the United States.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This notice of change to directors' circular includes "forward-looking statements" within the meanings of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this notice of change to directors' circular that address activities, events or developments that IAMGold expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of IAMGold's business, operations, plans and other such matters are forward-looking statements. When used in this notice of change to directors' circular, the words "estimate", "plan", "anticipate", "expect", "intend", "believe" and similar expressions are intended to identify forward-looking statements.

        The statements made in this notice of change to directors' circular about the anticipated impact the Revised and Extended GSR Offer (as hereinafter defined) may have on the combined operations of IAMGold and GSR, as well as the expected results from the Revised and Extended GSR Offer, are forward-looking statements. Other forward-looking statements include but are not limited to those with respect to the price of gold, the timing and amount of estimated future production, costs of production, reserve and resource estimates and reserve conversion rates. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of IAMGold or GSR to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the integration of acquisitions, risks related to international operations, risks related to joint venture operations, actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, as well as those factors discussed in the public disclosure documents of IAMGold and GSR. Although attempts have been made to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

NOTICE OF CHANGE TO DIRECTORS' CIRCULAR

        This notice of change to directors' circular relates to the directors' circular dated June 24, 2004 issued by the board of directors (the "Board" or "Board of Directors") of IAMGold Corporation ("IAMGold") in connection with the offer (the "Initial GSR Offer") made by Golden Star Resources Ltd. ("GSR") to acquire all of the outstanding common shares of IAMGold ("IAMGold Shares") upon the terms and subject to the conditions set forth in the offer and accompanying circular dated June 9, 2004 of GSR, as the Initial GSR Offer was varied by the notice of variation dated June 30, 2004 of GSR (as varied, the "Revised GSR Offer") and as the Revised GSR Offer was further varied and extended by the notice of extension and variation dated July 15, 2004 of GSR and further extended by the notice of extension dated July 28, 2004 of GSR (the Revised GSR Offer as varied and extended the "Revised and Extended GSR Offer"). The offer and accompanying circular dated June 9, 2004 of GSR, the notice of variation dated June 30, 2004 of GSR, the notice of extension and variation dated July 15, 2004 of GSR and the notice of extension dated July 28, 2004 of GSR are collectively referred to herein as the "GSR Circular".

DIRECTORS' RECOMMENDATION TO REJECT THE REVISED AND EXTENDED GSR OFFER

THE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE CONSIDERATION OFFERED UNDER THE REVISED AND EXTENDED GSR OFFER IS FINANCIALLY INADEQUATE TO IAMGOLD SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS REJECT THE REVISED AND EXTENDED GSR OFFER AND NOT TENDER THEIR IAMGOLD SHARES.

RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE BOARD

        At a meeting of the Board of Directors held on July 30, 2004, after considering the terms of the Revised and Extended GSR Offer, the fairness opinion dated July 8, 2004 of RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, concerning the Revised GSR Offer (the "Fairness Opinion") and other matters, including the matters discussed below under "Reasons for the Special Committee's Recommendation", the Special Committee unanimously recommended to the Board of Directors that the Board continue to advise IAMGold Shareholders to reject the Revised and Extended GSR Offer and not tender their IAMGold Shares to the Revised and Extended GSR Offer.

REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION

        The Special Committee carefully reviewed and considered the Revised and Extended GSR Offer, with the benefit of advice from its financial and legal advisers. The following are the principal reasons for the Special Committee's unanimous recommendation to the Board of Directors that the Board continue to advise IAMGold Shareholders to reject the Revised and Extended GSR Offer. In the view of the Special Committee:

The Revised and Extended GSR Offer remains financially inadequate

  •
  The consideration under the Revised and Extended GSR Offer is identical to the consideration under the Revised GSR Offer and is inadequate from a financial point of view to IAMGold Shareholders. The Fairness Opinion delivered by RBC in respect of the Revised GSR Offer concludes that, subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration under the Revised GSR Offer is inadequate from a financial point of view to IAMGold Shareholders.

  •
  The Revised and Extended GSR Offer continues to be highly dilutive to IAMGold Shareholders on a pro forma net asset value basis.

  •
  Pro forma cash flow per share continues to be dilutive to IAMGold Shareholders in 2004 and 2005. While pro forma cash flow may be accretive on certain measures to IAMGold Shareholders in the longer term, achievement of cash flow expectations is subject to the significant risks and uncertainties associated with developing and operating GSR's development projects in West Africa.

50.1% minimum tender condition

  •
  The minimum tender condition under the Revised and Extended GSR Offer has been reduced from 66 2/3% to 50.1% of the outstanding IAMGold Shares. If GSR acquires less than 66 2/3% of the outstanding IAMGold Shares under the Revised and Extended GSR Offer, there is no assurance that GSR can complete a subsequent transaction which will result in GSR acquiring all of the outstanding IAMGold Shares. If GSR takes up and pays for IAMGold Shares under the Revised and Extended GSR Offer but does not complete such a subsequent transaction on a timely basis:

  •
  GSR may not be able to use IAMGold's cash to fund its development projects.

  •
  GSR may not be able to realize its anticipated synergies.

  •
  The previously anticipated tax treatment for IAMGold Shareholders in the United States may not be available.

        The Special Committee also based its recommendation on the following additional considerations (as originally disclosed in the directors' circular dated June 24, 2004 and also disclosed in the notice of change to the directors' circular dated July 8, 2004), which continue to be applicable. In the view of the Special Committee:

The cash component of the Revised and Extended GSR Offer weakens your company

  •
  The cash position on the pro forma balance sheet of the combined entity resulting from the Revised and Extended GSR Offer would be reduced by any cash used to pay IAMGold Shareholders under the Revised and Extended GSR Offer, resulting in a weaker balance sheet.

  •
  The Cdn$0.50 cash component for each of IAMGold Share under the Revised and Extended GSR Offer (for maximum cash of approximately US$56 million) is in effect GSR using IAMGold's cash to pay IAMGold Shareholders, assuming that GSR is successful in acquiring access to such cash. If GSR is not successful in acquiring access to IAMGold's cash, payment of the cash component by GSR will deplete the cash position of GSR which is required for GSR to fund its development projects.

The additional Cdn$0.20 cash component is highly conditional

  •
  The additional Cdn$0.20 in cash offered for each IAMGold Share under the Revised and Extended GSR Offer (for total cash of approximately US$22 million) is highly conditional and will only be paid to IAMGold Shareholders if and when it is definitively determined that no break fee is paid or payable by IAMGold to Wheaton River Minerals Ltd. ("Wheaton River") under the arrangement agreement restated as of April 29, 2004 between them (the "Arrangement Agreement"). The Arrangement Agreement (a copy of which is attached as a schedule to the joint management information circular dated April 30, 2004 of IAMGold and Wheaton River, which is available on SEDAR at www.sedar.com and EDGAR at www.sec.gov) effectively provides that in the event that an Acquisition Proposal (as defined in the Arrangement Agreement, the Initial GSR Offer constituting an Acquisition Proposal) is made directly to IAMGold Shareholders generally prior to the IAMGold Meeting (as defined in the Arrangement Agreement, the meeting of the shareholders of IAMGold reconvened on July 6, 2004 constituting the IAMGold Meeting) and, thereafter, the matters for consideration at the IAMGold Meeting that relate to the proposed transaction with Wheaton River (the "Wheaton River Transaction") are not approved by IAMGold Shareholders at the IAMGold Meeting, the Arrangement Agreement is terminated by Wheaton River because of such non-approval and IAMGold completes the Acquisition Proposal within nine months following the termination of the Arrangement Agreement, then IAMGold is required to pay to Wheaton River within five business days following the completion of the Acquisition Proposal an amount in cash equal to 3% of the Market Capitalization (as defined in, and calculated in accordance with, the Arrangement Agreement) of IAMGold determined as of the close of business on the last business day prior to the date on which the IAMGold Triggering Event (in this case, the termination by Wheaton River of the Arrangement Agreement) occurs. On July 6, 2004, the IAMGold Meeting was reconvened. At the IAMGold Meeting, the IAMGold Shareholders failed to approve the matters related to the Wheaton River Transaction. On the same date, Wheaton River terminated the Arrangement Agreement because of such non-approval. As a result, the break fee may be payable by

    IAMGold if the Revised and Extended GSR Offer is successful within the nine month period following the termination of the Arrangement Agreement.

GSR is subject to significant development and operating risks

  •
  GSR is focused on three development projects in West Africa: (i) bringing the Wassa mine into production; (ii) constructing the Bondaye plant; and (iii) implementing a bacterial oxidation ("BIOX™") processing plant at its Bogoso/Prestea operation. GSR's future cash flow and production are entirely dependent on the development of those projects. The projects are behind schedule or have not been commenced and there are risks of further delays and increased costs.

  •
  Further development delays will put pressure on GSR's capital resources to the extent that costs increase due to delays and that cash flows expected from the projects are deferred or are not realized. GSR's publicly disclosed capital expenditure and exploration programs are estimated to be US$125 million to the end of 2005.

  •
  The combined company proposed by GSR would have a weaker balance sheet than IAMGold as a result of a declining cash balance and would have a diminished capacity to pursue acquisitions and/or further development projects.

  •
  There is uncertainty as to the economic viability of GSR's development projects:

  •
  The Wassa project is an effort to rehabilitate a heap leach operation, that went bankrupt in 2001, to a conventional milling operation.

    Grade continuity in the orebody is lacking due to a high nugget effect, making it difficult to estimate resource grade with any degree of precision, which is of particular concern given Wassa's low reserve and resource grades.

    In an attempt to mitigate the financial impact of the delays in completing the project, GSR announced that it was considering mining operations in 2004 using higher grade ore from the open pit to supplement the low-grade reclaimed heap leach material from the previously failed operation at Wassa. GSR more recently indicated, however, that mining will not begin until early 2005.

    Further delays or cost over-runs could significantly affect Wassa's economic value.

  •
  Construction on the Bondaye plant is behind schedule and is not expected to begin until completion of construction at Wassa and the receipt of necessary permits. Environmental permitting of the Bondaye plant has not yet been obtained and an environmental impact study has yet to be submitted for the Beta Boundary area which is scheduled to provide feed to the Bondaye plant in 2005.

  •
  The Bogoso/Prestea project involves the transition from processing relatively simple oxide ore to processing metallurgically complex refractory sulphide ore which constitutes approximately 68% of Bogoso/Prestea's reserves and 81% of additional measured and indicated mineral resources.

    Attempts by the previous owners to operate the project profitably failed, with closures occurring in 1994 and again in 1998.

    To process the refractory ore, GSR plans to add a BIOX™ plant to the existing Bogoso mill. GSR has stated publicly that there is no assurance that the technology will perform successfully at commercial levels on the refractory sulphide ores and that GSR is unable to assure IAMGold Shareholders that metallurgical recoveries and production estimates can be achieved, or at what capital and operating costs they can be achieved.

    GSR has identified two communities that must be relocated as part of the development at Bogoso/Prestea, one adjacent to the Dumasi pit and the second near the northern end of the Beta Boundary pits. These pits contain close to 30% of the proven and probable reserves at Bogoso/Prestea. GSR has stated publicly that the timing to relocate those communities is unknown and that the expenditures required are unquantifiable. Such relocations must conform to stringent international standards and procedures, and the time required to relocate can be lengthy and difficult to estimate accurately. In IAMGold's experience, the costs of relocating communities in West Africa are significant.

There are no significant strategic benefits under the Revised and Extended GSR Offer

  •
  GSR's operations are limited to West Africa in contrast to IAMGold's objective of developing a geographically diversified platform of assets and operations.

  •
  IAMGold is already the leading intermediate West African gold producer with interests in four operating mines and almost 15 years of experience in the region.

  •
  GSR management is undertaking three projects in West Africa upon which its future production depends. The attention of GSR's management in the next few years will be on the development of those projects. This will constrain their ability to pursue opportunities outside of West Africa, to focus on IAMGold's exploration properties, and to manage the integration of IAMGold, particularly in light of GSR's stated plans to terminate all of IAMGold's management and support staff. GSR estimates that the synergies of a combination with IAMGold would be US$8 million annually. GSR assumes that it can manage IAMGold's total asset base (which at March 31, 2004 was twice the size of GSR's total asset base) without incurring additional costs.

The Revised and Extended GSR Offer remains subject to several conditions

  •
  Golden Star has publicly stated that, subject to the ruling of the Ontario Securities Commission on the shareholder rights plan recently adopted by IAMGold (see "Background of Revised and Extended GSR Offer and Recent Events" and "The Shareholder Rights Plan"), the Revised and Extended GSR Offer would only be conditional on GSR achieving the minimum tender condition and GSR being satisfied with respect to confirmatory due diligence on IAMGold. However, the Revised and Extended GSR Offer remains subject to all of the conditions of the Initial GSR Offer (as varied by the notice of extension and variation dated July 15, 2004 of GSR) which provide GSR with broad discretion to terminate its offer at any time at its option.

        The foregoing list of factors considered by the Special Committee is not intended to be exhaustive. In view of the numerous factors considered in connection with their evaluation of the Revised and Extended GSR Offer, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its respective determinations. In addition, individual members of the Special Committee may have given different weight to different factors.

REASONS FOR THE DIRECTORS' RECOMMENDATION

        The Board of Directors carefully considered the reasons of the Special Committee outlined above under "Reasons for the Special Committee's Recommendation" and adopted those reasons in unanimously recommending that IAMGold Shareholders reject the Revised and Extended GSR Offer and not tender their IAMGold Shares.

        The Board also based its recommendation on the following additional considerations. In the view of the Board of Directors:

The Revised and Extended GSR Offer provides an inadequate control premium for IAMGold Shareholders

        Under the Revised and Extended GSR Offer, GSR would acquire control of IAMGold. Recent Canadian transactions that involved a change of control of a company reflect a typical control premium in the range of approximately 30% to 40%; that is, the value of the consideration offered to shareholders typically exceeded the market price of the company's shares prior to the first public announcement of the transaction by 30% to 40%. The control premium offered to IAMGold Shareholders under the Revised and Extended GSR Offer falls far short of that range.

        Based on the closing prices of IAMGold Shares (Cdn$7.80) and GSR Shares (Cdn$5.30) on the TSX on July 29, 2004, the market value of the Revised and Extended GSR offer was Cdn$6.63 per IAMGold Share, representing a discount of 15.1%. Based on the average closing prices of IAMGold Shares (Cdn$8.25) and GSR Shares (Cdn$6.37) on the TSX during the 20 trading days ending July 29, 2004, the market value of the Revised and Extended GSR offer was Cdn$7.96 per IAMGold Share, representing a discount of 4.0%.

Prospects for a Superior Alternative

        IAMGold, under the supervision and guidance of the Special Committee and the advisors to the Special Committee, including RBC, has undertaken a process of actively pursuing alternatives available to IAMGold in order to maximize value for IAMGold Shareholders. In that regard, several interested parties have entered into confidentiality and standstill agreements with IAMGold and discussions are underway to bring forward value maximizing alternative transactions.

INACCURACIES AND OMISSIONS IN THE GSR CIRCULAR

Economic Effect of Reduced Minimum Tender Condition Not Adequately Explained

  •
  The GSR Circular does not provide any pro forma financial information reflecting the acquisition by GSR of less than 100% of the outstanding IAMGold Shares, despite the lowering of GSR's minimum tender condition to 50.1% of the outstanding IAMGold Shares. If GSR acquires less than 66 2/3% of the outstanding IAMGold Shares under the Revised and Extended GSR Offer, there is no assurance that GSR can complete a subsequent transaction which will result in GSR acquiring all of the outstanding IAMGold Shares. However, the pro forma financial information contained in the GSR Circular assumes that GSR will acquire all of the outstanding IAMGold Shares, and GSR has not provided any pro forma financial information in the GSR Circular which accounts for the potentially significant minority interest in IAMGold which may remain in the event that GSR does not acquire all of the outstanding IAMGold Shares.

  •
  The GSR Circular does not provide any disclosure relating to the anticipated audit, legal, compliance and other costs associated with running two separate public companies in the event that GSR does not complete a subsequent transaction which results in GSR acquiring all of the outstanding IAMGold Shares.

  •
  The cash reserves of GSR are required to fund GSR's development projects. If the Revised and Extended GSR Offer is successfully completed but GSR is not successful in acquiring access to IAMGold's cash, payment of the cash component of the Revised and Extended GSR Offer by GSR will deplete the cash reserves of GSR and, accordingly, its ability to fund its development projects. The GSR Circular does not provide any disclosure relating to how GSR intends to fund its development projects in these circumstances.

Accounting Matters

        The accounting used by GSR in preparing the pro forma financial information included in the GSR Circular results in elevated pro forma net income for the combined GSR/IAMGold company. In the pro forma financial information included in the GSR Circular, GSR has capitalized IAMGold's greenfields exploration. IAMGold expenses these costs through its earnings statement. The net effect of GSR's accounting is to elevate the combined company's pro forma 2003 earnings by US$5.5 million. Had IAMGold used that accounting treatment, its earnings for 2003 would have been 37% greater than reported.

        In addition, GSR has assigned a fair market value of only US$193 million to IAMGold's interests in its four gold mines. IAMGold has calculated and used a fair market value of US$405 million for those assets, and Wheaton accepted that value in connection with the Wheaton River Transaction. By materially understating the asset value of IAMGold and accordingly the pro forma asset value of the combined GSR/IAMGold company, the pro forma financial information in the GSR Circular significantly understates pro forma depreciation charges and significantly overstates pro forma net income. As a result of GSR's low estimate of value for IAMGold's assets, GSR considers 64% of IAMGold's value to be goodwill.

        The following table sets forth the historical earnings per share for IAMGold and GSR and for an IAMGold/GSR combination using GSR's assumptions in the GSR Circular and for an IAMGold/GSR combination expensing IAMGold's exploration costs and using an estimate of US$405 million as the base value of its four mining interests to determine depreciation and amortization charges. The adjusted pro forma earnings indicate that the IAMGold/GSR combination is dilutive to IAMGold Shareholders on an earnings basis.

	Year ended Dec. 31, 2003	Three months ended Mar. 31, 2004
Earnings per Share (all figures in US$)
GSR Historical	$0.198	$0.039
IAMGold Historical	$0.105	$0.041
GSR Pro Forma — GSR Circular	$0.114	$0.032
GSR Pro Forma — as adjusted	$0.076	$0.024

        In addition, as noted above, GSR has not provided for any adjustment to the pro forma financial information included in the GSR Circular to reflect the potentially significant minority interest in IAMGold which may remain in the event that GSR does not acquire all of the outstanding IAMGold Shares. Due to the lowered minimum tender condition of the Revised and Extended GSR Offer, GSR may not be able to complete a subsequent transaction to acquire all of the outstanding IAMGold Shares.

GSR's Estimated Synergies are Questionable

        In the GSR Circular, GSR continues to assume that cost savings resulting from the synergies of an IAMGold/GSR combination would be US$8 million annually. There is little overlap in exploration endeavours between the two companies, suggesting either that there would be no synergies or that GSR plans significant program cuts. Furthermore, GSR continues to assume that it can manage IAMGold's total asset base (which at March 31, 2004 was twice the size of GSR's total asset base) without incurring additional costs.

        Moreover, given that GSR may not be able to acquire all of the outstanding IAMGold Shares as a result of lowering its minimum tender condition, cost savings and synergies, if any, resulting from an IAMGold/GSR combination may never materialize or may be significantly delayed until such time as GSR is able to acquire all of the outstanding IAMGold Shares.

        Furthermore, there may be negative synergies from a tax perspective as a result of GSR being subject to both United States and Canadian taxes and as a result of the acquisition of IAMGold triggering an acquisition of control of GSR for Canadian tax purposes. The acquisition of control for Canadian tax purposes would have the effect of restricting GSR's historical tax losses so that they could not be used to shield IAMGold's substantial Canadian income.

BACKGROUND OF REVISED AND EXTENDED GSR OFFER AND RECENT EVENTS

        The notice of extension and variation dated July 15, 2004 of GSR, at pages 7 to 9 under the heading "Recent Developments", contains a detailed description of GSR's version of discussions and communications which took place between representatives of IAMGold and RBC and representatives of GSR during the period from July 6, 2004 to July 15, 2004. The information set out below differs from GSR's version of events in certain respects and contains additional information concerning communications between IAMGold, RBC and GSR.

        On July 7, 2004, Mr. Bradford sent a letter to Mr. Conway requesting access to documents of IAMGold that were listed in the letter and for access to its principal properties for confirmatory due diligence purposes.

        On July 7, 2004, Mr. Conway spoke by telephone with Mr. Bradford and advised him that IAMGold was preparing a virtual data room containing confidential information with respect to IAMGold and indicated that GSR may be required to sign a special form of confidentiality agreement as a result of IAMGold's view of Golden Star's recent activities. In response, Mr. Bradford wrote to Mr. Conway on July 9, 2004 advising him that the confirmatory due diligence review in respect of the principal properties of IAMGold would be limited in scope to confirming the resource and production numbers in GSR's valuation, that GSR did not believe it was appropriate for GSR to be required to sign a special form of confidentiality agreement and enclosing a form of confidentiality agreement signed by GSR based on the form of confidentiality agreement between IAMGold and GSR entered into in September 2003.

        On July 9, 2004, IAMGold issued a notice of change dated June 8, 2004 to its directors' circular, recommending that IAMGold Shareholders reject the Revised GSR Offer and not tender their IAMGold Shares thereto based in part on the conclusion that the Revised GSR Offer is financially inadequate. The notice of change to the directors' circular indicated that, although the IAMGold Shareholders voted against the Wheaton River Transaction, a break fee may be payable by IAMGold to Wheaton River if the Revised GSR Offer is successful.

        On July 12, 2004, Mr. Bradford sent a further letter to Mr. Conway requesting that Mr. Conway advise of the nature and content of any discussions between IAMGold and Wheaton River with respect to the payment of break fees and any opinions or advice that may have been received from IAMGold's counsel or counsel to the Special Committee. Mr. Bradford also asked that IAMGold confirm that the Revised GSR Offer would not trigger any change of control provisions in the joint venture/shareholder agreements with respect to the principal properties of IAMGold notwithstanding that he had previously indicated that the confirmatory due diligence review in respect of the principal properties of IAMGold would be limited in scope to confirming the resource and production numbers in GSR's valuation. Mr. Bradford further stated that his questions could best be dealt with through his previous request to perform confirmatory due diligence.

        On July 12, 2004, the Board of Directors of IAMGold adopted a shareholder rights plan which will terminate automatically on August 15, 2004 (the "Shareholder Rights Plan"). The Shareholder Rights Plan provides, among other things, that if GSR acquires 20% or more of the outstanding IAMGold Shares without the approval of the Board of Directors, each IAMGold Shareholder, other than GSR and persons acting with GSR, would be able to purchase additional IAMGold Shares at a 50% discount to the market price at that time. The purpose of the Shareholder Rights Plan is to provide sufficient time to bring forward alternatives to maximize shareholder value. See "The Shareholder Rights Plan".

        On July 13, 2004, Mr. Conway responded by letter to Mr. Bradford's letters of July 7, July 9 and 12 and advised Mr. Bradford that the break fee is governed by the Arrangement Agreement and referred Mr. Bradford to sections 6.03 and 7.03 of the Arrangement Agreement. The letter further reiterated that the Special Committee mandate had been expanded to include actively pursuing alternatives to maximize shareholder value, that IAMGold had adopted the Shareholder Rights Plan to assist in that process and that the Revised GSR Offer would be considered in that context. The letter also stated that at the appropriate time IAMGold and GSR would enter into a negotiated form of confidentiality agreement that is appropriate in the circumstances and that IAMGold does not intend to ask GSR for any special form of confidentiality provisions. The letter further stated that, in keeping with the process that is being managed by the Special Committee and RBC, all future inquiries by GSR should be directed to RBC.

        Also on July 13, 2004, Mr. Bradford contacted RBC, IAMGold's financial advisors, to request a copy of the confidentiality agreement that potential bidders for IAMGold would be required to sign. RBC advised Mr. Bradford that, while a form of confidentiality agreement would be finalized that day, a copy would not be provided to GSR at that time. RBC stated that IAMGold's priority was to deal first with any other interested parties who might come forward. RBC advised Mr. Bradford that, while IAMGold intended to make due diligence materials available to other parties, it was not willing to provide such information to GSR at this time.

        Later on July 13, 2004, Mr. Bradford wrote a further letter to Mr. Conway advising Mr. Conway of his discussions with RBC and asking IAMGold to reconsider its position on due diligence access. In that letter, Mr. Bradford also reiterated his request that IAMGold provide GSR with the required information regarding any break fee payable to Wheaton River.

        A further letter was sent to Mr. Bradford by Mr. Conway on July 13, 2004 stating that IAMGold proposed to carry out its value maximization process in the best interests of IAMGold Shareholders and, in so doing, would provide GSR with access to additional confidential information about IAMGold at such time and on such terms as would further that process, and that it would not be in the interests of IAMGold Shareholders to provide additional confidential information to GSR at that time. Mr. Conway further advised Mr. Bradford that the Shareholder Rights Plan was not intended to block the offer by GSR, but rather to provide an appropriate amount of time for IAMGold to carry out its value maximizing process in the best interests of the IAMGold Shareholders.

        After market close on July 15, 2004, GSR publicly announced that it intended to extend the expiration date of the Revised GSR Offer to 9:00 p.m. on Friday, July 30, 2004 and that it had asked the Ontario Securities Commission (the "OSC") to set aside the Shareholder Rights Plan.

        Prior to market opening on July 16, 2004, GSR publicly announced that GSR had:

  (a)
  extended the Revised GSR Offer until 9:00 p.m. on Friday, July 30, 2004;

  (b)
  reduced the minimum tender condition in the Revised GSR Offer from 66 2/3% to 50.1% of the outstanding IAMGold Shares; and

  (c)
  modified the due diligence condition in the Revised GSR Offer that GSR can determine when it is satisfied in respect of its due diligence of IAMGold.

        In the public announcement Mr. Bradford stated:

  "We can confirm that we have now obtained the necessary approval under the Investment Canada Act for our offer. Therefore, subject to the OSC's ruling on the IAMGold poison pill, we expect our offer will only be conditional on achieving the 50.1% minimum tender and our being satisfied with respect to due diligence."

        Also on July 16, 2004, GSR filed the notice of extension and variation dated July 15, 2004 of GSR with respect to the Revised and Extended GSR Offer. Notwithstanding the public statement made by Mr. Bradford, the Revised and Extended GSR Offer contains all of the conditions of the Initial GSR Offer (as varied by the notice of extension and variation dated July 15, 2004 of GSR) which provide GSR with broad discretion to terminate its offer at any time at its option.

        By letter dated July 19, 2004, RBC provided GSR with the form of bid letter, confidentiality agreement and undertaking required to be executed and delivered by persons who wished to participate in the process to maximize value for IAMGold Shareholders and invited GSR to gain access to confidential information about IAMGold and to participate in the binding offer process on the terms described in the bid letter on the basis that the standstill provision contained in the enclosed form of confidentiality agreement would have to be revised to provide that:

  (a)
  GSR would not reduce the consideration offered under the Revised and Extended GSR Offer;

  (b)
  GSR would extend the Revised and Extended GSR Offer until August 15, 2004 and, in light of such extension, would withdraw its application to the OSC; and

  (c)
  if the Revised and Extended GSR Offer as further varied and extended in order to comply with the foregoing terms is not successful, or GSR otherwise terminates its offer, GSR would be bound by the standstill provision contained in the enclosed form of confidentiality agreement.

        On July 21, 2004 and July 22, 2004, respectively, IAMGold and the Special Committee filed a response with the OSC regarding GSR's challenge to the Shareholder Rights Plan.

        Between July 19, 2004 and July 22, 2004, IAMGold and GSR negotiated a form of access agreement and confidentiality agreement between them. On July 22, 2004, IAMGold and GSR executed a finalized access agreement (the "Access Agreement") and confidentiality agreement (the "Confidentiality Agreement"). The Access Agreement provides, among other things, that:

  (a)
  GSR would withdraw its application to the OSC to set aside the Shareholder Rights Plan;

  (b)
  GSR would, by July 28, 2004, extend its offer so that the offer would not expire earlier than the expiry of the Shareholder Rights Plan on August 15, 2004;

  (c)
  GSR would be bound by the standstill provision in the Confidentiality Agreement in the event that the Revised and Extended GSR Offer expires, or GSR terminates the Revised and Extended GSR Offer,

    without GSR taking up and paying for IAMGold Shares which constitute at least 50.1% of the outstanding IAMGold Shares on a fully diluted basis;

  (d)
  GSR would not be restricted from varying or extending the Revised and Extended GSR Offer provided that it does not reduce the consideration offered under the Revised and Extended GSR Offer and further provided that it does not add any new conditions thereto (other than in respect to a specific action taken by IAMGold) or lower the 50.1% minimum tender condition in the Revised and Extended GSR Offer;

  (e)
  IAMGold would provide to GSR the same documentation provided by IAMGold to other parties who have signed confidentiality agreements with IAMGold; and

  (f)
  IAMGold would be bound by the standstill provision in the Confidentiality Agreement.

        On July 22, 2004, GSR withdrew its application to the OSC to set aside the Shareholder Rights Plan.

        On July 28, 2004, GSR announced that its offer was being extended until 12:01 a.m. on Monday, August 16, 2004. On July 30, 2004, GSR filed the notice of extension dated July 28, 2004 of GSR with respect to the Revised and Extended GSR Offer. The Revised and Extended GSR Offer continues to contain all of the conditions of the Initial GSR Offer (as varied by the notice of extension and variation dated July 15, 2004 of GSR) which provide GSR with broad discretion to terminate its offer at any time at its option.

        On July 30, 2004, the Special Committee met with RBC to consider the Revised and Extended GSR Offer and received the advice of RBC relating thereto. On the same date, the Special Committee presented its report and recommendation on the Revised and Extended GSR Offer to the Board of Directors. The recommendation of the Special Committee was adopted and approved by the Board (with Messrs. Pugliese, Conway and Naik abstaining from voting but concurring with the vote).

        IAMGold, under the supervision and guidance of the Special Committee, is continuing its process of actively pursuing alternatives available to IAMGold in order to maximize value for IAMGold Shareholders.

THE SHAREHOLDER RIGHTS PLAN

        On July 12, 2004, IAMGold adopted the Shareholder Rights Plan set out in the shareholder rights plan agreement dated as of July 12, 2004 (the "Shareholder Rights Plan Agreement") between IAMGold and Computershare Trust Company of Canada. A copy of the Shareholder Rights Plan Agreement is attached hereto as schedule A to the material change report dated July 19, 2004 of IAMGold which is available on SEDAR at www.sedar.com. The Shareholder Rights Plan was effective immediately upon its adoption and expires at 11:59 p.m. (Toronto time) on August 15, 2004.

Summary of the Shareholder Rights Plan

        A summary of the principal terms of the Shareholder Rights Plan is set forth below:

Effective Date:	The effective date of the Shareholder Rights Plan was July 12, 2004 (the "Effective Date").
Term:	The Shareholder Rights Plan will terminate at 11:59 p.m. (Toronto time) on August 15, 2004.
Issue of Rights:	On the Effective Date, one right (a "Right") was issued and attached to each IAMGold Share outstanding and will attach to each IAMGold Share subsequently issued.
Rights Exercise Privilege:
The Rights will separate from the IAMGold Shares and will be exercisable eight business days (or such later date as may be determined by the Board of Directors) (the "Separation Time") after a person has acquired, or commences or publicly announces or discloses its intention to commence a take-over bid to acquire, 20% or more of the IAMGold Shares, other than by an acquisition pursuant to a take-over bid permitted by the Shareholder Rights Plan (a "Permitted Bid"). With respect to the take-over bid for the IAMGold Shares made by GSR, the Board of Directors has not yet determined when the Separation Time will occur.

The acquisition by any person (an "Acquiring Person") of 20% or more of the IAMGold Shares, other than by way of a Permitted Bid, is referred to as a "Flip-in Event". Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. From and after a Flip-in Event, each Right (other than those held by the Acquiring Person), will permit the purchase of Cdn$80 worth of IAMGold Shares (at the market price on the date of the Flip-in Event) for Cdn$40 (i.e., at a 50% discount). The Acquiring Person, as well as any holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event, may suffer substantial dilution.
Certificates and Transferability:
Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for IAMGold Shares issued from and after the Effective Date and will not be transferable separately from the IAMGold Shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates that will be transferable and traded separately from the IAMGold Shares.
Permitted Bid Requirements:	The requirements for a Permitted Bid include the following:

(a)	the take-over bid must be made by way of a take-over bid circular;
(b)	the take-over bid must be made to all holders of IAMGold Shares;
(c)
the take-over bid must expire no earlier than 11:59 p.m. (Toronto time) on August 15, 2004, and the IAMGold Shares tendered pursuant to the take-over bid may be taken up and paid for only if at such time more than 50% of the IAMGold Shares held by the shareholders other than the bidder, its affiliates and persons acting jointly or in concert with the bidder (collectively the "Independent Shareholders") have been tendered to the take-over bid and not withdrawn;
(d)	the IAMGold Shares deposited pursuant to the take-over bid may be withdrawn at any time before they are taken up and paid for; and
(e)
if more than 50% of the IAMGold Shares held by Independent Shareholders are tendered to the take-over bid, then the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of IAMGold Shares for an additional 10 business days from the date of such public announcement

The Shareholder Rights Plan allows for a competing Permitted Bid (a "Competing Permitted Bid") to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all of the requirements of a Permitted Bid except that, subject to applicable law, it may expire on the same date as the Permitted Bid.
Waiver and Redemption:
The Board of Directors may, prior to the Flip-in Event, waive the dilutive effects of the Shareholder Rights Plan in respect of a particular Flip-in Event resulting from a take-over bid that is made by way of a take-over bid circular to all holders of IAMGold Shares, or waive one or more of the requirements of a Permitted Bid or a Competing Permitted Bid, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event, and any such requirement, occurring under a take-over bid made by way of a take-over bid circular to all holders of IAMGold Shares.

The Board of Directors may also waive the Shareholder Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding voting shares of IAMGold within 14 days or such later date as may be specified by the Board of Directors.
The Board of Directors may at any time prior to a Flip-in Event redeem all, but not less than all, of the outstanding Rights at a price of Cdn$0.00001 each.
Exemptions for Investment Advisors:
Investment advisors (for client accounts), trust companies (acting in their capacities as trustees and administrators), statutory bodies managing investment funds (for employee benefit plans, pension plans, insurance plans or various public bodies) and administrators or trustees of registered pension funds or plans acquiring greater than 20% of the IAMGold Shares are exempted from triggering a Flip-in Event, provided that they are not (and are not part of a group) making or proposing to make or to participate in a take-over bid.
Exemptions for Lock-up Agreements:
A person is deemed not to be the beneficial owner of IAMGold Shares solely because the holder of such IAMGold Shares has agreed in a "Permitted Lock-up Agreement" to deposit or tender those shares in acceptance of a take-over bid (the "Lock-up Bid") made by such person. In order for an agreement to constitute a Permitted Lock-up Agreement, certain conditions must be met including, among other things, (i) any "break-up" fees payable to the bidder by the tendering shareholder cannot exceed the greater of 2.5% of the price or value of the consideration payable under the Lock-up Bid and 50% of the amount by which the price or value of the consideration payable under another take-over bid or transaction exceeds the price or value of the consideration that would have been received under the Lock-up Bid, (ii) the terms of the Permitted Lock-up Agreement are publicly disclosed and a copy is made available to the public (including to IAMGold), and (iii) the Permitted Lock-up Agreement permits the tendering shareholder to deposit or tender the IAMGold Shares to another take-over bid or support another transaction where the price or value offered under such other bid is at least 7% higher than the price or value offered under the Lock-up Bid or the number of IAMGold Shares to be purchased under another take-over bid or transaction is at least 7% more than the number proposed to be purchased under the Lock-up Bid.
Supplements and Amendments:	IAMGold is authorized to amend, vary or rescind the provisions of the Shareholder Rights Plan and the Rights.

FAIRNESS OPINION OF RBC

        The complete text of the Fairness Opinion concerning the Revised GSR Offer, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as schedule A to this notice of change to the directors' circular. The consideration under the Revised and Extended GSR Offer is identical to the consideration under the Revised GSR Offer.

        The Fairness Opinion addresses only the fairness of the consideration offered under the Revised GSR Offer from a financial point of view and is not and should not be construed as a valuation of IAMGold or GSR or any of their respective assets or securities or a recommendation to any IAMGold Shareholder as to whether to tender IAMGold Shares to the Revised GSR Offer. IAMGold Shareholders are urged to, and should, read the Fairness Opinion in its entirety.

        Neither RBC nor any of its affiliates is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of IAMGold or GSR or any of their respective associates or affiliates.

        RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of IAMGold and GSR or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. In addition, as an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to IAMGold, GSR or the Revised GSR Offer.

        RBC was entitled to be paid a fee upon delivery of the Fairness Opinion to the Board of Directors.

        In connection with rendering its Fairness Opinion, RBC reviewed and relied upon, or carried out, among other things, the following: (i) the audited, consolidated financial statements of IAMGold and GSR for each of the five years ended December 31, 2003; (ii) the annual reports of IAMGold and GSR for the each of the two years ended December 31, 2003; (iii) annual information forms of IAMGold for each of the two years ended December 31, 2003; (iv) public information relating to the business, operations, financial performance and stock trading history of IAMGold and GSR and other selected public companies considered by RBC to be relevant; (v) discussions with senior management of IAMGold and GSR; (vi) the GSR Circular; (vii) technical reports and feasibility studies regarding certain of GSR's assets; (viii) a draft of this Notice of Change to the Directors' Circular; (ix) public information with respect to other transactions of a comparable nature considered by RBC to be relevant; (x) representations contained in certificates addressed to RBC from senior officers of IAMGold as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and (xi) such other information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

        The Fairness Opinion states that RBC has not, to the best of its knowledge, been denied access by IAMGold to any information requested by RBC. As the auditors of IAMGold declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of IAMGold and the reports of the auditors thereon.

        The Fairness Opinion states that RBC has relied upon the completeness, accuracy and fair presentation of all of the information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind respecting IAMGold, its subsidiaries and the Revised GSR Offer (collectively the "Information") obtained by it from public sources, senior management of IAMGold or GSR, as the case may be, and their consultants and advisers. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgment and except as expressly described in the Fairness Opinion, RBC did not attempt to verify independently the completeness, accuracy, or fair presentation of any such Information. RBC also assumed that all of the conditions required to implement the Revised GSR Offer will be met and that the disclosure provided or incorporated by reference in the GSR Circular and a draft of this Notice of Change to Directors' Circular with respect to IAMGold, GSR and their respective subsidiaries and affiliates and the Revised GSR Offer are accurate in all material respects.

        Senior officers of IAMGold have represented to RBC, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of IAMGold or in writing by IAMGold or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date such Information was provided to RBC by IAMGold and as at the date of the Fairness Opinion, complete, true and correct in all material respects, and did not contain any untrue statement of a material fact in respect of IAMGold, its subsidiaries or the Revised GSR Offer and did not omit to state a material fact in respect of IAMGold, its subsidiaries or the Revised GSR Offer necessary to make such Information or any statement contained therein not misleading in light of the circumstances under which such Information was provided or any statement was made, and (ii) since the dates on which such Information was provided to RBC by IAMGold, except as publicly disclosed or as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of IAMGold or any of its subsidiaries and no material change has occurred in such Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

        The Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date thereof and the condition and prospects, financial and otherwise, of IAMGold and GSR and their respective subsidiaries and affiliates, as they were reflected in the Information and as they were represented to RBC in discussions with management of IAMGold and GSR. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Revised GSR Offer.

INTENTION WITH RESPECT TO THE REVISED AND EXTENDED GSR OFFER

        Each of the directors and senior officers of IAMGold has indicated that he has not accepted, and does not intend to accept, the Revised and Extended GSR Offer. To the knowledge of the directors and senior officers of IAMGold, after reasonable enquiry, none of their associates who owns IAMGold Shares has accepted or indicated an intention to accept the Revised and Extended GSR Offer.

MATERIAL CHANGES IN THE AFFAIRS OF IAMGOLD

        Except as otherwise described or referred to in this notice of change to directors' circular, no other information is known to the directors or senior officers of IAMGold that indicates any material change in the affairs or prospects of IAMGold since March 31, 2004.

OTHER INFORMATION

        Except as disclosed in this notice of change to directors' circular, there is no information that is known to the directors and officers of IAMGold that would reasonably be expected to affect the decision of the holders of IAMGold Shares (or securities convertible into IAMGold Shares) to accept or reject the Revised and Extended GSR Offer.

        In mid-July 2004, IAMGold entered into arrangements with its non-management employees providing in each case for a severance payment in the event of the termination of employment following a change of control of IAMGold. The amount of severance payable in each case depends upon the age, length of service and position of the applicable employee with IAMGold and is consistent with industry standards. The aggregate severance payable under these arrangements would not have a material financial impact upon IAMGold.

STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides holders of IAMGold Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of IAMGold Shares. However, such rights must be exercised within prescribed time limits. Holders of IAMGold Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE NOTICE OF CHANGE TO DIRECTORS' CIRCULAR

        The contents of this notice of change to directors' circular have been approved by the directors of IAMGold and the delivery hereof has been authorized by the directors of IAMGold.

CONSENT OF RBC DOMINION SECURITIES INC.

July 30, 2004

The Board of Directors
IAMGold Corporation
5th Floor
220 Bay Street
Toronto, Ontario
M5J 2W4

To the Directors of IAMGold Corporation:

        Attached is our opinion letter dated July 8, 2004 with respect to, among other things, the consideration proposed to be paid to holders of common shares, including common shares which may become outstanding on the exercise of stock options (collectively the "IAMGold Shares"), of IAMGold Corporation ("IAMGold") pursuant to the offer dated June 9, 2004 (the "Initial GSR Offer") made by Golden Star Resources Ltd. ("GSR") to purchase all of the issued and outstanding IAMGold Shares, as such Initial GSR Offer was varied by GSR's notice of variation dated June 30, 2004 (as so varied, the "Revised GSR Offer"). No change to the consideration proposed to be paid to holders of IAMGold Shares under the Revised GSR Offer has been made in connection with the variation and extension of the Revised GSR Offer pursuant to the notice of extension and variation dated July 15, 2004 of GSR and the notice of extension dated July 28, 2004 of GSR.

        The foregoing opinion letter is provided for the information and assistance of the Board of Directors of IAMGold in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that you have determined to include our opinion in the notice of change to the directors' circular of IAMGold dated July 30, 2004 (the "Revised Directors' Circular").

        In that regard, we hereby consent to the reference to the opinion of our firm in the Revised Directors' Circular and to the inclusion of the foregoing opinion in the Revised Directors' Circular.

Yours very truly,

RBC DOMINION SECURITIES INC.

CERTIFICATE

DATED: July 30, 2004

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Revised and Extended GSR Offer within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors

WILLIAM D. PUGLIESE Director	JOSEPH F. CONWAY Director

SCHEDULE A

FAIRNESS OPINION OF RBC DOMINION SECURITIES INC.

July 8, 2004

The Special Committee of the Board of Directors of
IAMGOLD Corporation and
The Board of Directors of IAMGOLD Corporation
220 Bay Street, 5th Flr.
Toronto, ON
M5J 2W4

To the Special Committee:

        RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, understands that Golden Star Resources Limited (the "Offeror") has amended its offer (the "Offer") to purchase all of the outstanding common shares (the "IAMGold Shares") of IAMGold Corporation ("IAMGold" or the "Company") for consideration consisting of, at the election of each holder of IAMGOLD Shares (collectively, the "IAMGOLD Shareholders"): (i) 1.15 common shares of Golden Star ("Golden Star Shares") plus $0.50 per IAMGold Share (the "Cash and Share Option"); or (ii) 1.25 Golden Star Shares per IAMGOLD Share (the "All Share Option"); plus, in either the Cash and Share Option or the All Share Option, $0.20 in cash for each IAMGold Share deposited, payable in the event that no break fee is paid or payable by IAMGold to Wheaton River Minerals Ltd. ("Wheaton"). The terms of the Offer are more fully described in a take-over bid circular dated June 30, 2004 (the "Amended Offer Circular"), which has been mailed to IAMGold Shareholders in connection with the Offer. RBC further understands that the Offeror previously made an offer (the "Original Offer") to purchase all of the IAMGold Shares for consideration consisting of 1.15 Golden Star Shares per IAMGold Share. The terms of the Original Offer are more fully described in a take-over bid circular dated June 9, 2004, which has been mailed to IAMGold Shareholders (the "Offer Circular").

        RBC also understands that on March 30, 2004 IAMGold and Wheaton announced a proposed transaction whereby the Company would acquire all of the common shares of Wheaton ("Wheaton Shares") by way of a plan of arrangement (the "Arrangement"). RBC understands that the terms of the Arrangement provided that the holders of Wheaton Shares ("Wheaton Shareholders") would have received 0.55 of an IAMGold Share for each Wheaton Share held and holders of warrants, options and other rights to acquire Wheaton Shares would have been entitled to receive 0.55 of an IAMGold Share for each Wheaton Share which they were previously entitled to acquire. The terms of the Arrangement are more fully described in a joint management information circular (the "Arrangement Circular") dated April 30, 2004, which was mailed to IAMGold Shareholders and Wheaton Shareholders in connection with the Arrangement. RBC understands that on July 6, 2004 IAMGold Shareholders rejected the Arrangement at their Annual and Special Meeting of Shareholders and that Wheaton adjourned its Annual and Special Meeting of Shareholders until July 19, 2004.

        RBC further understands that a committee (the "Special Committee") of the board of directors (the "Board") of the Company has been constituted to consider the Offer and to make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Offer, including the preparation and delivery to the Special Committee and the Board of RBC's opinion as to the fairness of the consideration under the Offer from a financial point of view to the IAMGold Shareholders (the "Fairness Opinion"). RBC has not prepared a valuation of the Company, the Offeror or any of their respective securities or assets and the Fairness Opinion should not be construed as such.

Engagement

        RBC was originally engaged by the Board pursuant to an agreement between the Company and RBC dated March 22, 2004 in respect of the Arrangement and, on April 28, 2004, RBC delivered to the Board RBC's opinion that the consideration under the Arrangement was fair from a financial point of view to the Company. RBC was previously engaged by the Special Committee pursuant to an agreement between the Company and RBC dated June 14, 2004 in respect of the Original Offer and, on June 23, 2004, RBC delivered to the Special Committee and the Board RBC's opinion that the consideration under the Original Offer was inadequate from a financial point of view to IAMGold Shareholders and that the consideration under the Arrangement was fair from a financial point of view to the Company. RBC was engaged by the Special Committee pursuant to an agreement between the Company and RBC (the "Engagement Agreement") dated July 7, 2004. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services under the Engagement Agreement. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the notice of change to directors' circular to be mailed to IAMGold Shareholders (the "Notice of Change to Directors' Circular") and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province and territory of Canada and in the United States.

        RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company and the Offeror or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, the Offeror or the Offer.

Credentials of RBC Capital Markets

        RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

        In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

  1.
  the Amended Offer Circular;

  2.
  the Offer Circular;

  3.
  the most recent draft of the Notice of Change to Directors' Circular dated July 8, 2004 (the "Draft Notice of Change to Directors' Circular");

  4.
  the Directors' Circular dated June 24, 2004 in response to the Original Offer;

  5.
  audited consolidated financial statements of the Company and the Offeror for each of the five years ended December 31, 2003;

  6.
  annual reports of the Company and the Offeror for each of the two years ended December 31, 2003;

  7.
  annual reports on form 10-K of the Offeror for each of the two years ended December 31, 2003;

  8.
  the Notice of Annual Meeting of Shareholders and Management Information Circulars of the Company for each of the two years ended December 31, 2002;

  9.
  the Notice of Annual and Special Meeting of Shareholders and Management Information Circulars of the Offeror for each of the two years ended December 31, 2003;

  10.
  annual information forms of the Company for each of the two years ended December 31, 2003;

  11.
  historical segmented financial statements of the Company by mining operation for each of the two years ended December 31, 2003;

  12.
  internal life of mine management budgets and operator plans of the Company segmented by mining operations;

  13.
  the audited reserve and resource estimates of the Company and the Offeror as at December 31, 2003;

  14.
  the Technical Report for the Estimation of Mineral Resources and Reserves at Bogoso/Prestea Gold Mine, Ghana, dated June 2004, prepared by SRK Consulting;

  15.
  the Technical Report for the First Disclosure of a Mineral Reserves Estimate for a Material Property Wassa Mine, South West Ghana, dated August 1, 2003, prepared by David Alexander C.Eng, Bogoso Gold Limited;

  16.
  a report, dated May 1999, regarding the Western Areas Limited Prestea Gold Project Feasibility Study For Open Pit Mine Phase 1 Study, prepared by SRK Consulting;

  17.
  Wexford Goldfields Limited, Wassa Project, Bankable Feasibility Study, dated June 2003, prepared by Mettalurical Design and Management (PTY) Ltd.;

  18.
  Feasibility Study on the mining and processing of sulphide ores, Bogoso and Prestea mining concessions, dated May 2001, prepared by SRK Consulting;

  19.
  a draft dated June 17, 2004, of a report reviewing the Bogoso sulphide project prepared by J.R. Goode and Associates;

  20.
  a draft dated June 17, 2004, of a report reviewing the Bogoso and Prestea mining reserve prepared by Joseph Spiteri, P.Geo. — Geological and Mining Consultant;

  21.
  a draft dated June 17, 2004, of a report reviewing the Wassa mining reserve prepared by Joseph Spiteri, P.Geo. — Geological and Mining Consultant;

  22.
  discussions with senior management of the Company and the Offeror;

  23.
  discussions with legal counsel to the Special Committee;

  24.
  public information relating to the business, operations, financial performance and stock trading history of the Company, the Offeror and other selected public companies considered by us to be relevant;

  25.
  public information with respect to other transactions of a comparable nature considered by us to be relevant;

  26.
  public information regarding the mining and metals industry;

  27.
  representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

  28.
  such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

        RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

        With the Special Committee's approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind respecting the Company, its subsidiaries and the Offer (collectively, the "Information") obtained by it from public sources, senior management of the Company or the Offeror, as the case may be, and their consultants and advisers. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date such Information was provided to RBC by the Company, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Offer necessary to make such Information or any statement therein not misleading in light of the circumstances under which such Information was provided or any statement was made; and that (ii) since the dates on which such Information was provided to RBC by the Company, except as publicly disclosed or as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in such Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

        In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided or incorporated by reference in the Amended Offer Circular, the Offer Circular and Draft Notice of Change to Directors' Circular with respect to the Company, the Offeror and their respective subsidiaries and affiliates and the Offer is accurate in all material respects.

        The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, the Offeror and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company and the Offeror. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offer.

        The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

        RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any IAMGold Shareholder as to whether to tender their IAMGold Shares to the Offer.

Fairness Analysis

  Approach to Fairness

        In considering the fairness of the consideration under the Offer from a financial point of view to the Company, RBC principally considered and relied upon: (i) a comparison of the consideration under the Offer to the results of a net asset value analysis of the Offeror and the Company; (ii) a comparison of the multiples implied under the Offer to an analysis of recent precedent transactions; (iii) a comparison of the consideration under the Offer to the recent trading levels of the IAMGold Shares; (iv) a comparison of the relative contribution of assets, cash flow, earnings, net asset value, production and reserves by the Company and the Offeror to the pro forma relative ownership of the Offeror by the holders of Golden Star Shares and IAMGold Shareholders assuming the Offer is completed.

  Fairness Conclusion

        Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Offer is inadequate from a financial point of view to the IAMGold Shareholders.

Yours very truly,

RBC DOMINION SECURITIES INC.

Any questions and requests for assistance may be directed to Kingsdale Shareholder Services Inc.
at the telephone number and location set out below:

Scotia Plaza
40 King Street West, Suite 3600
Toronto, Ontario
M5H 3Y2

Toll Free: 1-866-749-5464
Facsimile: 416-867-2271

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